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                               CONSENT AND WAIVER

                  THIS CONSENT AND WAIVER (this "Agreement"), dated as of January 21, 2002, is between Warnaco Inc., a Delaware corporation ("Warnaco Inc."), Warner's (U.K.) Ltd., a corporation organized and existing under the laws of the United Kingdom ("Warner's U.K.") and Warnaco (HK) Ltd., a corporation organized and existing under the laws of Barbados ("Warnaco HK") (together, Warnaco Inc., Warner's U.K. and Warnaco HK are referred to as the "Sellers"), and Luen Thai Overseas Limited, a corporation organized and existing under the laws of Bahamas (the "Purchaser"). Capitalized terms used herein shall have the meanings assigned thereto in the Sale Agreement (as defined below).

                  WHEREAS, the Sellers and the Purchaser entered into that certain Stock and Asset Sale Agreement, dated as of December 21, 2001 (the "Sale Agreement");

                  WHEREAS, pursuant to 'SS'6.5(a) of the Sale Agreement, no later than ten business days prior to the Closing Date (the "Ten Day Requirement"), the Purchaser shall make an Employment Offer to each of the Offered Employees on terms and conditions (including, but not limited to salary or wages and incentive opportunities) that are in the aggregate no less favorable than those provided by the Sellers on the date of the Sale Agreement;

                  WHEREAS, pursuant to 'SS'6.5(f) of the Sale Agreement, the Sellers and Purchaser agree to certain undertakings concerning employee benefits and pension plans including but not limited to the creation of a Purchaser Pension Plan and the transfer of funds in the Warnaco Pension Plan to the Purchaser Pension Plan; and

                  WHEREAS, the Sellers and the Purchaser desire to (i) revise 'SS'6.5(a) of the Sale Agreement by deleting the Ten Day Requirement and replacing it with a requirement that the Purchaser make the Employment Offers to the Offered Employees no later than the day prior to the Closing Date (the "Pre-Closing Requirement") and (ii) replace the existing 'SS'6.5(f) of the Sale Agreement with the revised 'SS'6.5(f) set forth on Schedule A hereto.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, and for other good and valuable consider ation, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Consent and Waiver. (a) In accordance with 'SS'9.7 of the Sale Agreement, the Sellers and the Purchaser hereby (i) revise 'SS'6.5(a) of the Sale Agreement by deleting the Ten Day Requirement and replacing it with the Pre-Closing Requirement




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and (ii) consent to the replacement of 'SS'6.5(f) of the Sale Agreement with the revised 'SS'6.5(f) of the Sale Agreement as set forth on Schedule A hereto;

                  (b) All other provisions of the Sale Agreement shall remain in full force and effect and shall be unaffected by this Agreement.

                  2. Amendment; Modification. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by the parties hereto.

                  3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

                  4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

                  5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                            [SIGNATURE PAGE FOLLOWS]




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                  IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

                                    WARNACO INC.

                                    By:  /s/ Stanley P. Silverstein
                                         --------------------------
                                    Name:    Stanley P. Silverstein
                                    Title:   Vice President

                                    WARNER'S (U.K.) LTD.

                                    By: /s/ Stanley P. Silverstein
                                         --------------------------
                                    Name:    Stanley P. Silverstein
                                    Title:   Director

                                    WARNACO (HK) LTD.

                                    By: /s/ Stanley P. Silverstein
                                         --------------------------
                                    Name:    Stanley P. Silverstein
                                    Title:   Director and Secretary

                                    LUEN THAI OVERSEAS LIMITED

                                    By: /s/ Sunny Tan
                                        --------------------------
                                    Name:
                                    Title:




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                                   SCHEDULE A

         Section 6.5(f) As soon as practicable after the Closing Date, and in any event effective as of the Closing Date, the Purchaser shall, or shall cause an Affiliate to, establish a defined benefit pension plan and trust intended to qualify under IRC Sections 401(a) and 501(a) ("Purchaser Pension Plan"). The Purchaser shall use its best efforts as soon as practicable following the Closing to obtain a determination letter from the Internal Revenue Service to the effect that the Purchaser Pension Plan and its related trust is qualified under IRC Sections 401(a) and 501(a). The Purchaser Pension Plan shall provide benefits to the Transferred Employees who are participants in the Employee Retirement Plan of Warnaco Inc. (the "Warnaco Pension Plan") as of the Closing Date (such Transferred Employees, the "Warnaco Pension Employees") that are substantially similar in the aggregate to those provided as of the date hereof under the Warnaco Pension Plan. The Warnaco Pension Employees shall begin to accrue benefits under the Purchaser Pension Plan as of immediately following the Closing Date. Purchaser shall, and shall cause the Purchaser Pension Plan to, recognize credit for all service by each Warnaco Pension Employee with the Sellers or any predecessor or Affiliate of the Sellers, as the case may be, for all purposes under the Purchaser Pension Plan, provided that such service credit does not result in the duplication of benefits which were accrued by the Warnaco Pension Employees under the Warnaco Pension Plan prior to the Closing Date.